THIS EXHIBIT HAS BEEN REDACTED AND IS THE SUBJECT OF A CONFIDENTIAL TREATMENT REQUEST.  REDACTED MATERIAL IS MARKED WITH “*” AND BRACKETS AND HAS BEEN FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION

THIRD PARTY LOGISTICS AGREEMENT

THIS THIRD PARTY LOGISTICS AGREEMENT (“Agreement”) is made as of the 21st  day of December, 2008, by and between C&S Wholesale Grocers, Inc., a Vermont corporation having an address at 7 Corporate Drive, Keene, NH 03431 (“C&S”), and The Penn Traffic Company, a Delaware corporation having an address at 1200 State Fair Boulevard, Syracuse, NY 13221 (“Penn Traffic”).

WITNESSETH:

WHEREAS, C&S and Penn Traffic have entered into that certain Asset Purchase Agreement, dated as of December 17, 2008 (the “APA”);

WHEREAS, pursuant to the APA, Penn Traffic has sold to C&S, and C&S has purchased from Penn Traffic, all of Penn Traffic’s right, title and interest in and to substantially all of the assets owned by Penn Traffic relating to the Wholesale Business (including, without limitation, the Customer Agreements), effective as of the Closing Date;

WHEREAS, Penn Traffic and C&S have entered into that certain Transition Services Agreement dated as of the date hereof (the “TSA”), whereby Penn Traffic will provide certain retail support, accounting, administrative and other transition services to or for the benefit of C&S following the Closing with regard to the Wholesale Customers, any New Customers and the Wholesale Business;

WHEREAS, it is a condition to the obligations of C&S and Penn Traffic to consummate the closing under the APA that C&S and Penn Traffic enter into this Agreement, which generally provides for Penn Traffic to act as bailee and warehouseman for C&S, and to provide certain warehouse, distribution and related services to or for the benefit of C&S following the Closing with regard to the Wholesale Customers, any New Customers and the Wholesale Business;

WHEREAS, all capitalized terms used but not defined herein shall have the meanings ascribed to such terms in the APA; and

NOW, THEREFORE, in consideration of the mutual covenants, agreements and warranties herein contained, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, agree as follows, effective as of the Closing Date:

SECTION 1.    BAILMENT; WAREHOUSE AND DISTRIBUTION SERVICES.

1.1            General Intent.  For the avoidance of doubt, the parties intend that (i) the warehouse, transportation and distribution services provided by Penn Traffic hereunder shall include, but not be limited to, all warehouse, transportation and distribution services that Penn Traffic was performing with regard to, or for the benefit of, the Wholesale Customers and/or the Wholesale Business within the twelve (12) months prior to the Closing Date (the “Trailing 12 Months”) (collectively, such warehouse, transportation and distribution services are referred to herein as the “Services”), and (ii) this Agreement constitutes a bailment of the Merchandise (as defined herein).  Notwithstanding anything herein to the contrary, the Services shall not include any procurement services that were provided by Penn Traffic to such Wholesale Customers and/or the Wholesale Business prior to the Closing Date (except as provided in Sections 1.8 and 1.9 below).

1.2            Scope of Services.  C&S will procure Merchandise for its Wholesale Customers and any New Customers that C&S will cause to be shipped to Penn Traffic’s facilities in Dubois, Pennsylvania (the “Dubois Facility”) and Syracuse, New York (the “Syracuse Facility,” and, together with the Dubois Facility, the “Facilities,” or, individually, a “Facility”).  The Services provided by Penn Traffic shall include, but not be limited to, providing sufficient space in its Facilities (or outside storage), together with all related labor, management, materials, equipment and/or services, necessary or appropriate to receive, sort, store, select, load, seal, route, deliver and otherwise distribute Merchandise to all Wholesale Customers and any New Customers of C&S, upon the terms and conditions set forth in this Agreement.  In the furnishing of such Services, (i) Penn Traffic will retain responsibility for all employees, Facility and storage leases, material handling and transportation equipment, contracts and all other liabilities associated with the Facilities and any outside storage, (ii) C&S will not operate the Facilities, nor shall it have any liability related to any warehouse, maintenance, support, distribution, storage (including outside storage) or inbound and outbound transportation related matters, and (iii) Penn Traffic shall be responsible for inbound inspection of Merchandise and any and all other quality control.  In performing the Services, Penn Traffic will comply with all Specifications (as such term is defined in the Supply Agreement Amendment) and with any product specifications provided by C&S from time-to-time, and with all specifications and regulations under the Perishable Agricultural Commodities Act guidelines (“PACA Guidelines”); provided, that to the extent that C&S provides product specifications different from the Specifications and the PACA Guidelines from time-to-time, and compliance with such specifications require Penn Traffic to incur incremental Costs that are unique to the Wholesale Customers and any New Customers, C&S shall pay such incremental Costs to Penn Traffic pursuant to Section 5 hereof.

1.3           Service Standards.  Penn Traffic covenants and agrees that it shall perform the Services (i) in compliance in all material respects with all applicable Federal, State and local laws, regulations and rules (and Penn Traffic shall maintain all permits and licenses necessary to enable Penn Traffic to provide such Services and operate the Facilities), and (ii) with the same degree of care, promptness, accuracy, skill and diligence and in substantially the same manner as such services were provided to the Wholesale Customers and/or the Wholesale Business (including the businesses associated with the Customer Sandwich Leases and the Facilities, and the assets used in providing and services to be provided hereunder and under the Transition Services Agreement) during the Trailing 12 Months (without any material deterioration in quality or promptness). To the extent that Big M Supermarkets, Inc. was, within the Trailing 12 Months, performing any of the Services to the Wholesale Customers, Penn Traffic shall provide such Services after the Closing Date in accordance herewith.

1.4            Customer Agreements. To the extent that any Services provided hereunder will be performed by Penn Traffic directly to or for the benefit of the Wholesale Customers, Penn Traffic will provide C&S and/or each Wholesale Customer with a level and scope of Services after the Closing Date that is equal to the greater of (i) the level and scope of Services that such Wholesale Customer was receiving within the Trailing 12 Months, and (ii) the level and scope of Services that are required under or pursuant to the terms of any Customer Agreement in effect with such customer as of the Closing Date.

1.5            Same Business Practices.  Penn Traffic will not prefer or advantage the Corporate Stores over the Wholesale Customers or the New Customers in its provision of the Services hereunder except to extent it did so in the Trailing 12 Months.  Penn Traffic will employ the same business practices with respect to the Facilities and/or the Services after the Closing as Penn Traffic employed while it was operating the Wholesale Business during the Trailing 12 Months [*].

1.6            Definition of Merchandise.                                                                As used in this Agreement, “Merchandise” shall mean items in the following categories procured or purchased by C&S for re-sale in the Wholesale Business: grocery, bakery, candy, spices, store supplies, fresh meat, deli, seafood, produce, dairy, floral, frozen (mainline), frozen bakery, ice cream, frozen meat, frozen seafood, ice and certain other merchandise purchased by C&S.  Merchandise that is delivered by Penn Traffic to Wholesale Customers and New Customers under this Agreement is referred to herein as “Delivered Merchandise.”  Merchandise that is picked up at the Facilities by the Wholesale Customers or New Customers under this Agreement is referred to herein as “Pick-Up Merchandise.”

1.7            C&S Ownership of Merchandise.  C&S shall at all times have and maintain all right, title and interest in, to and under the Merchandise stored at the Facilities.  Penn Traffic shall keep the Facilities and Merchandise free from all liens and encumbrances, including, but not limited to, any landlord’s, warehouseman’s, mechanics’ or materialmen’s liens.  Penn Traffic hereby expressly disclaims and waives all right, title and interest in and to the Merchandise and agrees that it will not take any action or suffer or permit any condition to exist which gives rise to any claim adverse to C&S’s title in, to or under or right to possession of the Merchandise including, without limitation, any landlord’s, warehouseman’s, mechanics’, materialmen’s or other lien, claim or encumbrance Penn Traffic may have under applicable law. Further, Penn Traffic shall, and agrees to use reasonable efforts to cause its lender(s), landlord(s) or any other third party in C&S’s reasonable discretion to, cooperate with C&S and execute any reasonable written agreement, instrument or statement or do any other acts reasonably deemed necessary to effectuate this provision (including, without limitation, obtaining lien waivers from any landlords at the Facilities in favor of C&S, together with a right of access to the Facilities in the event that C&S deems such access appropriate or necessary to the inspection, removal or custody of the inventory).  [*].

* Material omitted and filed separately with the Securities and Exchange Commission pursuant to a request for confidential treatment under Rule 24b-2 of the Securities and Exchange Act of 1934, as amended.

1.8            Tobacco.  The parties acknowledge that Merchandise does not include cigarettes or other tobacco products, which Penn Traffic will continue to own and store at its Facilities after the Closing Date.  Beginning on the Closing Date, Penn Traffic will procure, purchase, stamp, handle, receive, sort, store, select, load, seal, route, deliver and otherwise sell and distribute cigarettes and other tobacco products to or for the Wholesale Customers and any New Customers.  Penn Traffic (i) will invoice the Wholesale Customers and any New Customers for the cigarettes and other tobacco products that Penn Traffic sells to such customers and they will be instructed to remit payment to Penn Traffic, and (ii) will provide the same level and scope of services to the Wholesale Customers (and any New Customers) with regard to the cigarette and tobacco purchases as Penn Traffic was providing to the Wholesale Business prior to the Closing (and subject to any reasonable requests from the Wholesale Customers and any New Customers following the Closing).    [*].

1.9            Additional Products.  The parties acknowledge that Merchandise does not include products that, as of the date of the Supply Agreement Amendment, (i) are seasonal GM or specialty products procured by Penn Traffic, or (ii) are products supplied by cross-dock vendors as of the date of the Supply Agreement Amendment, or converted from a warehouse item to cross-dock pursuant to Section 1.3(a) of the Supply Agreement Amendment (collectively, “Additional Products”).  Beginning on the Closing Date, Penn Traffic will arrange, manage, handle and distribute the Additional Products on behalf of C&S for the Wholesale Customers and any New Customers and provide the Services hereunder to C&S with regard to such Additional Products, all consistent with past practice.    Notwithstanding the foregoing, C&S may elect at any time after the date of this Agreement to begin to procure and purchase all or a portion of the Additional Products on behalf of the Wholesale Customers and any New Customers, in which case Penn Traffic shall only be responsible for providing the Services hereunder to C&S with regard to such Additional Products that C&S procures and purchases and such Additional Products shall be deemed Merchandise for all purposes hereunder.

SECTION 2.    TERM.

2.1            Term.  The “Term” of this Agreement shall commence on the Closing Date and will end on the earlier of: (a) the date the Supply Agreement Amendment expires or otherwise terminates in accordance with its terms, and (b) the date this Agreement is terminated pursuant to Section 12 hereof; provided, that, if the Supply Agreement Amendment is terminated, then C&S may, in its sole discretion, elect to continue this Agreement in full force and effect until the earlier of: (x) October 8, 2016, (y) such earlier time as C&S shall designate, and (z) the date this Agreement is terminated pursuant to Section 12 hereof (the date of any such expiration or termination of this Agreement, the “Termination Date”).

2.2           Contract Quarters; Contract Years.  All targets, thresholds, commitments, amounts due and other obligations under this Agreement shall be measured in Contract Years and Contract Quarters, as applicable.  Each “Contract Year” means Penn Traffic’s fiscal year which is a 52-week period (or 53-week period every five to six years) that runs through the Saturday nearest the end of January.  Each Contract Year is comprised of four (4) Contract Quarters.  A “Contract Quarter” means Penn Traffic’s four (4) fiscal quarters, which together comprise Penn Traffic’s fiscal year.   The “Initial Contract Year” shall be the period beginning on February 1, 2009 and continuing through January 30, 2010.  The period commencing with the date of this Agreement and continuing through January 31, 2009 shall be referred to as the “Ramp-Up Period.”  The Ramp-Up Period shall be treated as a “stub period” and all amounts calculated on a Contract Year basis shall be prorated accordingly for the Ramp-Up Period.  Similarly, any shortened Contract Year due to a termination of the Agreement shall be a treated as a “stub period” and all amounts calculated on a Contract Year basis shall be prorated accordingly.

SECTION 3.    ALLOCATION OF [*] COSTS.

3.1            General Intent.  Penn Traffic and C&S intend to establish with this Agreement, as of the Closing Date, a transparent relationship with respect to the costs related to the Services.  [*].  The parties acknowledge that neither this Section 3 nor the Schedules provided for in this Section 3 are intended as a budget or estimate of the costs of the Services hereunder for the Ramp-Up Period, or any Contract Year or stub period (which is separately addressed at Section 4 below).

3.2            [*].

3.3            [*].

3.4            [*].

3.5            [*].

3.6            [*].

SECTION 4.    INITIAL APPROVED BUDGET AND ANNUAL BUDGETS.

4.1           Initial Approved Budget. During the Ramp-Up Period, the parties shall operate in accordance with the budgeted costs and income items set forth in the interim budget set forth on Schedule 4.1 attached hereto (the “Interim Budget”), and subject to the reconciliations set forth in Section 4.5.  During the Initial Contract Year, Penn Traffic and C&S shall operate in accordance with the budgeted costs and income items set forth on an initial budget to be mutually adopted on or prior to January 28, 2009 (the “Initial Approved Budget”), which Initial Approved Budget shall be consistent in form and substance with the P&L Statements and the designated line items of [*] and [*] contained therein.  All future Approved Budgets (as such term is defined herein) will comport with the form of the Initial Approved Budget, and will include the same budget summary and categories of expenses and revenues, subject to modifications mutually agreed to by the parties.  The Initial Approved Budget and each subsequent Approved Budget shall cover periods corresponding to Penn Traffic’s fiscal year, which ends on the Saturday nearest the end of January in each year.

* Material omitted and filed separately with the Securities and Exchange Commission pursuant to a request for confidential treatment under Rule 24b-2 of the Securities and Exchange Act of 1934, as amended.

4.2           Costs; Budget and Remuneration Procedures Generally. C&S shall be responsible for its allocable share of the documented [*] and [*], based upon the then current [*] for [*] and [*], relating to the performance of the Services during the term of this Agreement (such allocable portion of the [*] and the [*], are, collectively, the “Costs”) and accordingly, C&S will pay Penn Traffic for the Costs incurred by Penn Traffic, together with other remuneration due under this Agreement, in the time and manner set forth in Section 5 below.  Annual budgets, consisting of the Initial Approved Budget and all subsequent Approved Budgets, shall be prepared, agreed upon and reviewed in accordance with the terms and conditions set forth in this Section 4.  This Section 4 also sets forth certain procedures for the parties to establish the Approved Budgets and Flex Budgets (as such term is defined herein).  [*].

4.3           Initial Approved Budget and Annual Approved Budgets.  The Initial Approved Budget is applicable to the Initial Contract Year, and is comprised of eleven (11) separate budgets that are consistent with the form and substance of the eleven (11) P&L Statements (including, but not limited to, the same designation of the line items of [*] and [*] as are contained in the P&L Statements).  For purposes of determining the estimated Costs to be paid by C&S through the Weekly 3PL Statements (as such term is defined herein), the Initial Approved Budget (and each Approved Budget) shall set forth the projected [*] for the Contract Year, which cost allocations shall be reconciled and adjusted in accordance with Section 4.5.  For each Contract Year following the Initial Contract Year, an annual budget will be prepared in accordance with the Initial Approved Budget format (each such annual budget, as approved by the parties, an “Approved Budget”).  For the purposes of this Agreement, all calculations related to the Approved Budget and any other matters in connection with the terms of this Agreement shall be calculated consistent with GAAP and the manner in which such calculations were made by Penn Traffic during the period of FYE 2008 (subject to the Schedules attached hereto).

4.4           Flex Budgets; Fuel; Emergency Expenditures.

(a)           Flexing an Approved Budget.  Any Approved Budget (including the Initial Approved Budget) or Flex Budget will be adjusted at any time for any of the following factors (any such budget as adjusted hereby, a “Flex Budget”):

i)
changes in regulatory requirements, compliance with GAAP, and compliance with Laws (provided such adjustment is not required to correct Penn Traffic’s non-compliance with applicable laws in existence at the time of the last Approved Budget, including the Initial Approved Budget);

ii)	market fluctuations in Penn Traffic’s actual cost of fuel, or any other uncontrollable costs;

iii)	Emergency Expenditures (as such term is defined below);

iv)	Any decrease or increase in actual case volume during any Contact Quarter by the Wholesale Business or the Retail Business from the budgeted volume for such Contract Quarter, as applicable;

v)	any other such similar factors as may be mutually determined by Penn Traffic and C&S in connection with providing the Services.

Each Flex Budget prepared and delivered by Penn Traffic to C&S will be deemed to be approved by C&S, unless C&S objects in good faith in writing to such Flex Budget within fifteen (15) days after date of delivery.  If C&S so objects, Penn Traffic will use good faith efforts to resolve such objection with C&S, and will thereafter prepare and deliver a second Flex Budget and C&S will have an additional fifteen (15) days to object in good faith, and this process may continue unless and until C&S approves the last Flex Budget presented by Penn Traffic or C&S does not object in good faith to such last presented Flex Budget within the fifteen (15) day period following the delivery date of such budget to C&S, and such last presented Flex Budget, at the end of such fifteen (15) day period, will thereafter be and is deemed by the parties hereby to be, the Flex Budget to be utilized by the parties for all purposes requiring the utilization of an Approved Budget or Flex Budget under this Agreement, until the next Approved Budget or Flex Budget as the case may be.  Until a Flex Budget is determined as set forth above, the Approved Budget or Flex Budget, as applicable, for the then current Contract Year shall remain in full force and effect, subject to Sections 4.5 and 4.7 hereof; provided, that, if a superseding Flex Budget has not been approved and the Actual Costs, as indicated by the most recent Monthly P&L, deviate (in either direction) from then current Approved Budget or Flex Budget, as applicable, by more than $[*] per month for any consecutive [*] period, then such Approved or Flex Budget shall automatically be adjusted in the direction of such deviation for the remainder of the months covered by such budget in a monthly dollar amount equal to [*] (or until such time as a new Flex Budget is approved in accordance herewith).For clarification, during any Contract Year, each Flex Budget shall supersede and replace in its entirety the immediately preceding Approved Budget or Flex Budget, until the next Approved Budget or the Flex Budget, as the case may be.

* Material omitted and filed separately with the Securities and Exchange Commission pursuant to a request for confidential treatment under Rule 24b-2 of the Securities and Exchange Act of 1934, as amended.

(b)           [*].

(c)           Emergency Expenditures.  An “Emergency Expenditure” shall be any cost, expense or liability incurred by Penn Traffic in an emergency in connection with the performance of the Services which Penn Traffic deems, in its reasonable business judgment, necessary in order to (i) protect or preserve the Merchandise, any Facility or any fixed assets used in connection with the performance of the Services, (ii) comply with any Laws, (iii) avoid harm to persons or property, whether employed or engaged by, owned by or related to C&S, Penn Traffic or a third party, or (iv) otherwise perform the Services.  The parties will make a good faith effort to include Emergency Expenditures in a Flex Budget.  In any event, Emergency Expenditures will be billed to C&S in accordance with the monthly reconciliation as set forth in Section 4.5(a), subject to all other terms and conditions of this Agreement.

4.5  Reporting of Variances.

(a)           Monthly Reconciliations. Within twenty (20) days of the end of each Penn Traffic monthly fiscal accounting period, Penn Traffic shall provide to C&S a detailed report prepared in a manner consistent with the form and substance of the P&L Statements (the “Monthly P&L”)containing a comparison of variances between (i) Costs actually incurred by Penn Traffic in performing the Services (the “Actual Costs”) and (ii) Costs set forth in the Approved Budget for the applicable immediately preceding monthly period or the Flex Budget for the immediately preceding monthly period, if applicable.  The report shall include a comparison between the estimated [*] and the actual [*] for the [*] (which allocation for [*] shall only change based upon Store conversions in accordance with Section 3.4 herein) and [*] for such fiscal accounting period, and make any necessary reconciliations to account for differences between the estimated and actual [*] for such fiscal period.  If PT’s Actual Costs (including unbudgeted Emergency Expenditures) set forth on the Monthly P&L for such monthly fiscal accounting period were less than the amount of Costs set forth on the Approved Budget (or Flex Budget, as applicable) paid by C&S for such fiscal accounting period (an “Over-payment”), Penn Traffic shall deduct the Over-payment from the next [*] (and provide C&S with notice of such deduction).  If Penn Traffic’s Actual Costs (including unbudgeted Emergency Expenditures) set forth on the Monthly P&L for such fiscal accounting period were greater than the Costs set forth on the Approved Budget (or Flex Budget as applicable) which were paid by C&S for such fiscal accounting period, (an “Under-payment”), Penn Traffic shall increase the next [*] by such Under-payment (and provide C&S with notice of such increase).

(b)           Quarterly Reconciliations.  Within forty-five (45) days of the end of each Contract Quarter, Penn Traffic will provide to C&S a report reconciling the Monthly P&Ls for such Contract Quarter and either (i) deduct from the next [*] an amount equal to the amount by which Penn Traffic’s Actual Costs set forth on the Monthly P&Ls for such Contract Quarter were less than the amount of Costs set forth on the Approved Budget (or Flex Budget as applicable) for such Contract Quarter paid by C&S (and provide C&S with notice of such deduction), or (ii) increase the next [*] by the amount by which Penn Traffic’s Actual Costs set forth on the Monthly P&Ls for such Contract Quarter were in excess of the Costs set forth on the Approved Budget (or Flex Budget, as applicable) for such Contract Quarter and paid by C&S for such Contract Quarter (and provide C&S with notice of such increase), in either case of (i) or (ii) taking into account any amounts previously reconciled by the parties in connection with the monthly reconciliations.  [*]  Quarterly reconciliations will be completed in conjunction with the closing of the accounts for the Penn Traffic fiscal quarter.

(c)           Year-End Reconciliations.  Within ninety (90) days of the end of each Contract Year, Penn Traffic will provide to C&S a report reconciling the final Contract Quarter for such Contract Year and the entire Contract Year and either (i) deduct from the next [*] an amount equal to the amount by which Penn Traffic’s Actual Costs for such Contract Year were less than the amount of Costs set forth on the Approved Budget (or Flex Budget, as applicable) for such Contract Year paid by C&S (and provide C&S with notice of such deduction), or (ii) increase the next [*] by the amount by which Penn Traffic’s Actual Costs for such Contract Year were in excess of the Costs set forth on the Approved Budget (or Flex Budget as applicable) for such Contract Year and paid by C&S for such Contract Year (and provide C&S with notice of such increase), in either case of (i) or (ii) taking into account any amounts previously reconciled by the parties in connection with the monthly and quarterly reconciliations.  [*].  The year-end reconciliations will be completed in conjunction with the closing of the accounts for the Penn Traffic fiscal year, which is coterminous with the Contract Year.

(d)           Review of Reconciliations.  Within seven (7) days after the receipt of each of the monthly and quarterly reconciliation reports or within fourteen (14) days after the receipt of the yearly reconciliation report, representatives of the parties shall meet to review the report.  Penn Traffic will, upon reasonable request, provide documentation of costs incurred (e.g., general ledger) to support the reconciliations.  The parties will discuss, in good faith, any failure by Penn Traffic to reasonably support the reconciliations with reasonably requested documentation, and whether any purported Costs should be reversed or increased through an adjustment to the [*], similar to the manner provided in the preceding subsections.  [*].

4.6           Preparation of Subsequent Approved Budgets.  At least 30 days prior to the end of the Initial Contract Year, and each subsequent Contract Year thereafter, Penn Traffic and C&S will begin to meet to review the Approved Budget prepared by Penn Traffic for the upcoming Contract Year.  The parties shall use their reasonable best efforts to complete the approval process within the [*] period immediately prior to the commencement of the upcoming Contract Year (such commencement date, the “Budget Approval Deadline”, unless the Budget Approval Deadline is some other date agreed upon by the parties hereafter).  Upon the issuance of the initial draft Approved Budget by Penn Traffic, such Approved Budget will be subject to revision as necessary by the parties, upon each party’s good faith request for adjustments or modifications, until the Budget Approval Deadline.  Prior to the [*] period preceding the Budget Approval Deadline, Penn Traffic will make a final presentation of the Approved Budget to C&S.  If such Approved Budget is approved by C&S or if C&S does not object in good faith during the [*] period preceding the Budget Approval Deadline, such presented budget will be as of the Budget Approval Deadline, and is deemed by the parties hereby to be, the Approved Budget to be utilized by the parties for the upcoming Contract Year, subject to approval of such Approved Budget by the board of directors of Penn Traffic.  Penn Traffic shall keep its board of directors apprised of the status of the draft Approved Budget during the budget process and present the board of directors with the final Approved Budget, as approved by C&S, for approval prior to the Budget Approval Deadline.  The parties understand and agree that timely completion of the Approved Budget is a critical component of the transparent relationship between the parties, and that if there is a delay in the budgeting process the parties will dedicate whatever executive-level resources are necessary to ensure timely completion.  Until such subsequent Approved Budget is determined as set forth above, the Approved Budget for the immediately preceding Contract Year shall remain in full force and effect.  For clarification, each Approved Budget, once determined, shall supersede and replace in its entirety the immediately preceding Approved Budget or Flex Budget, until the next Approved Budget or Flex Budget, as the case may be.

* Material omitted and filed separately with the Securities and Exchange Commission pursuant to a request for confidential treatment under Rule 24b-2 of the Securities and Exchange Act of 1934, as amended.

4.7           Excess Costs.  The parties will meet on a periodic basis to review actual performance against the Approved Budget or Flex Budget, as applicable. To the extent that the Actual Costs, in total, exceed the budgeted Costs in any Approved Budget after taking into account any Flex Budget described above, in total, such excess shall be regarded herein as “Excess Costs.”  Penn Traffic covenants that it will at all times use good faith efforts to avoid, or minimize, Excess Costs to the greatest extent possible; provided however that the parties acknowledge that certain Costs are difficult or, in some cases, not possible for Penn Traffic to control, including but not limited to, inflation in the cost rate of fuel, electricity or like commodities (e.g., natural gas); costs related to materially adverse weather conditions; costs related to actions or omissions on the part of C&S; medical-related  inflation; costs related to start-up activities (e.g., hiring, training, and related productivity); costs relating to changes in regulatory requirements, compliance with GAAP, and compliance with laws (provided such adjustment is not required to correct Penn Traffic’s non-compliance); and costs related to Force Majeure or Emergency Expenditures (“Uncontrollable Costs”).  Accordingly, any review of Actual Costs against the Approved Budget, or Flex Budget, as applicable, must take into account the extent to which any Excess Costs were caused by such Uncontrollable Costs.  If and to the extent at the conclusion of the annual reconciliation there are determined to be Excess Costs that were not the result of Uncontrollable Costs, then C&S will not be required to pay for that portion of the Excess Costs and such annual reconciliation will take into account any necessary adjustments to reimburse C&S or reduce any amounts payable to Penn Traffic for that portion of such Excess Costs.  Notwithstanding the foregoing, if one or more single line items of Costs materially exceed the Approved Budget (as Flexed) for such Cost(s) due to Penn Traffic’s wrongful neglect or intentionally wrongful actions, then C&S shall have no responsibility to pay for the amount so caused.

SECTION 5.    BILLING AND PAYMENT.

5.1            Weekly 3PL Statements.  Each Sunday, Penn Traffic shall electronically transmit to C&S a statement (the “Weekly 3PL Statement”) for all billing amounts (which includes all Costs of the Services and any other billing amounts provided for hereunder) for the immediately preceding seven days (collectively, the “Weekly 3PL Statement Amount”).

5.2           Payment.  [*]

5.3           Miscellaneous Billing and Payment Matters.  Time is of the essence.  If any payment (including, but not limited to, the credits described in Section 5.2 above) by C&S is in default, Penn Traffic shall have the right (which rights shall be nonexclusive, cumulative of and additional to all other remedies) to defer further Services until all payments in default have been made or to terminate this Agreement as provided in Section 12.2(b) hereof.  [*].  Penn Traffic or C&S shall give notice to the other party of any billing adjustments it believes should be made, and the parties shall attempt to reach agreement on any adjustments within seven (7) days.  Notwithstanding the above, Penn Traffic will not have the right to defer Services unless the payment default cumulatively exceeds $[*], and for any cumulative payment default greater than $[*] but less than $[*], Penn Traffic shall be required to provide at least 1 business day (when banks in New York are legally open) notice before deferring any Services or exercising its right of termination under Section 12.2.  Penn Traffic may immediately exercise any of its rights under this Section 5.3 and otherwise in the event of any payment default equal to or greater than $[*], or if any payment default has not been cured by the next immediate Weekly 3PL Statement.

5.4            [*].

SECTION 6.    BOOKS AND RECORDS; AUDITS.

6.1           Audits.  At C&S’s expense, C&S may have Penn Traffic’s records audited to confirm the Costs relating to the performance of the Services under this Agreement.  [*].  Any such audit will be conducted at Penn Traffic’s premises by a nationally or regionally recognized third party auditing firm acceptable to Penn Traffic in its reasonable discretion and any review hereunder shall be conducted by individuals knowledgeable regarding industry standards and customs, and such persons shall keep all such information strictly confidential.  C&S and Penn Traffic shall each have the right to have a representative, to be mutually agreed upon by the parties, present and participating as necessary during such audit.  Upon Penn Traffic’s request, prior to commencement of the audit, C&S agrees to require such third party auditing firm to execute any reasonable confidentiality agreement provided by Penn Traffic.  C&S will be limited to [*] audits during each year subsequent to the date hereof that Penn Traffic continues to provide Services hereunder, and each audit will be limited to information related to the [*] period immediately preceding the audit.  Notwithstanding the preceding sentence, in the event that a discrepancy is discovered by an audit during the [*] covered by such audit, then the audit may include prior periods (up to a total of [*] years) but only to verify that the same discrepancy had not occurred during such prior periods.  If the same error is found in the [*] prior years, then C&S is authorized to recoup the monies due because of the error, as well as reasonable associated expanded audit fees for additional transaction testing by the third party audit firm.  Unless any significant discrepancies are found, each such audit shall be completed within fifteen (15) business days.  The parties’ mutual objective is to identify and resolve any errors promptly after they occur rather than to rely upon the audit procedure to identify errors.

* Material omitted and filed separately with the Securities and Exchange Commission pursuant to a request for confidential treatment under Rule 24b-2 of the Securities and Exchange Act of 1934, as amended.

6.2           Books and Records.  Penn Traffic shall maintain complete and detailed records, data, information and statements in auditable form and quality in respect of all activities related to the provision of Services on behalf of C&S and to all of Penn Traffic’s other obligations under this Agreement, as information fully integrated into the overall financial statements maintained by Penn Traffic in the ordinary course of business.  Penn Traffic shall prepare and maintain for a period of not less than [*] following the end of each fiscal year, adequate books and records with respect to:  (i) Penn Traffic’s performance of Services under this Agreement, (ii)  all amounts charged or credited by Penn Traffic to C&S under this Agreement, (iii) all Costs arising under this Agreement and (iv) such other records, data or information as may be set forth under this Agreement or by C&S from time to time.  The books and records shall be maintained consistent with GAAP, consistently applied, and shall be in a form suitable for audit, review and copying and shall be made available as reports produced from Penn Traffic’s overall financial statements maintained by Penn Traffic for its entire operations in the ordinary course of business.  All books and records shall be maintained in accordance with Penn Traffic’s document retention policy.

6.3           Access to Facilities.  In addition to the foregoing, Penn Traffic shall provide C&S with reasonable access to Penn Traffic’s Facilities in order to conduct inspections at C&S’ expense regarding the performance of the Services.  Such access shall be requested upon at least [*] advance notice (the reasonableness of such notice taking into account any exigent circumstances), shall be conducted during normal business hours and shall not materially interfere with the conduct of the Penn Traffic’s business.

6.4           Physical Count.  C&S, at its expense, shall have the right, upon reasonable notice (the reasonableness of such notice taking into account any exigent circumstances), to physically count (or require Penn Traffic to physically count) the Merchandise in Penn Traffic’s possession.  Notwithstanding anything herein to the contrary, C&S shall have the further right, at its expense, to remove or transfer any Merchandise (subject to Section 1.7 hereof), and shall have access to all Penn Traffic records pertaining to receipts, processing, and distribution of said Merchandise.  Any differences identified as a result of the physical count will be mutually reviewed and agreed upon between Penn Traffic and C&S in a reasonable time period following the count.

6.5           Limitations.  C&S will be provided access to, and have the right to audit, upon reasonable notice, any information C&S determines it needs in order to verify any of the items listed in this Section 6; provided, however, C&S will not be provided access to data or information relating to other customers of Penn Traffic or information unrelated to the performance of the warehouse, transportation and distribution services provided to the Wholesale Stores and the Corporate Stores at or from the Facilities, [*].  Further, notwithstanding any of the provisions of this Section 6, C&S will not be provided access to certain proprietary, confidential or sensitive information, as further described in Section 15.11(d).

6.6           Reporting and Accounting.  Penn Traffic conducted certain accounting and reporting, pursuant to certain allocation methodologies employed by Penn Traffic, during FYE 2008  with regard to the warehouse, transportation and distribution services at the Facilities.  Penn Traffic hereby covenants and agrees to continue to perform such accounting and reporting services, using such allocation methodologies, during the term hereof for the benefit of C&S and/or its Wholesale or New Customers as part of the Services provided hereunder, including but not limited to those accounting and reporting services set forth on Schedule 6.6 attached hereto, which Penn Traffic represents are consistent with the accounting and reporting, and underlying allocation methodologies, conducted during FYE 2008, with the exception of sub-schedule 24  (entitled “Warehouse & Distribution Allocation Summary”) set forth in Schedule 6.6 attached hereto which contains certain negotiated adjustments to such methodologies.  All such reporting and accounting by Penn Traffic under this Section 6.6 shall be with the same frequency and detail as provided during FYE 2008.

SECTION 7.    DELIVERY.

7.1           Delivery Schedule.  The Delivery Schedule shall be as set forth on Schedule 7.1(a), as updated by mutual agreement, and the Store Polling Schedule is attached hereto as Schedule 7.1(b).  The Pick-Up Schedule is attached hereto as Schedule 7.1(c).  Penn Traffic agrees that, as part of the Services, it shall deliver the Merchandise (or, in the case of Pick-Up Merchandise, seal the loads for pick-up at the Facilities) pursuant to the Delivery Schedule, or the Pick-Up Schedule, as the case may be, in a manner such that the Delivery Level (as defined below) is at least [*]% (the “Required Delivery Level”).  Penn Traffic shall continue to generate for C&S the reports regarding deliveries that Penn Traffic was generating internally prior to the Closing Date listed on Schedule 7.1(d) attached hereto.

7.2           Calculation of Delivery Level. The actual Delivery Level, expressed as a percentage, shall equal [*] (the “Delivery Level”).  A delivery (or pick-up) shall be considered on time if it is delivered (or ready for pick-up) to the first or only stop for such delivery (or pick-up) within the delivery (or pick-up) window set forth in the Delivery Schedule (or Pick-Up Schedule, as applicable).  [*].  If Penn Traffic is late to the first stop, it shall communicate revised ETAs to the subsequent stops.  Each [*] will be a “Measurement Period.”

7.3           Delivery Level Termination.  If the Delivery Level is below [*] (the “Delivery Termination Level”) for any [*] consecutive Contract Quarters, or [*]-week periods during any [*]-week period, C&S may issue written notice to Penn Traffic of its intent to terminate the Agreement within [*] business days of the expiration of such applicable  period for which the Delivery Level was below the Delivery Termination Level.  If, after receipt of such notice, Penn Traffic does not achieve a Delivery Level equaling at least the Delivery Termination Level in the [*], C&S will have the right to terminate the Agreement following the end of such succeeding period by providing Penn Traffic written notice thereof.

* Material omitted and filed separately with the Securities and Exchange Commission pursuant to a request for confidential treatment under Rule 24b-2 of the Securities and Exchange Act of 1934, as amended.

SECTION 8.    WAREHOUSE PERFORMANCE.

8.1           Scratch Rates. [*].  Nothing herein is intended to waive or limit C&S’s rights or remedies otherwise available under this Agreement.

8.2           Selection Accuracy.  [*].  Nothing herein is intended to waive or limit C&S’s rights or remedies otherwise available under this Agreement.

8.3           Code-Dating Policies.  C&S shall have the right to review and comment on Penn Traffic’s code-dating policies in effect from time-to-time.

SECTION 9.    FACILITIES, INFORMATION TECHNOLOGY AND RELATED ISSUES.

9.1            Leaseholds. Penn Traffic shall not assign, sublease, license, terminate or otherwise convey or encumber its leasehold interests at the Facilities during the period that Penn Traffic is providing any of the Services if such transaction would result in a material breach by Penn Traffic of any of the provisions of this Agreement.  During the Term, Penn Traffic shall provide the Services from the Facilities.

9.2           Safeguarding Property.  At all times while Merchandise is in the Facilities, Penn Traffic is solely responsible for exercising reasonable care in safeguarding and protecting the Merchandise against any damage, loss or injury and theft.  Further, Penn Traffic is solely responsible for safeguarding, insuring and protecting Penn Traffic’s property, materials and equipment that are used at the Facilities to perform the Services, and C&S shall have no responsibility or liability therefor, other than as set forth in Sections 3, 4 and 5.

9.3           Maintenance and Repair.  Penn Traffic shall at all times be solely responsible for repairing and maintaining the Facilities and keeping such Facilities in good condition with ordinary wear and tear excepted. Penn Traffic shall perform all building maintenance and repair at the Facilities to ensure a safe, clean, and secure work environment, and no disruption of the Services to C&S.

9.4           Condition of Facilities.  Penn Traffic shall maintain a food grade environment at all times in the Facilities and such Facilities shall be clean, dry, and in orderly condition, including, but not limited to, providing a pest control program meeting reasonable industry standards.  Penn Traffic shall adhere, in all material respects, to the requirements of any and all applicable Federal, State and local laws, regulations and rules applicable to the Facilities and the provision of the Services, including, but not limited to, applicable food safety regulations and Federal and State Occupational Safety and Health laws and regulations.  Penn Traffic shall provide C&S with prompt written notice of any investigation, proceeding, inspection or other enforcement or investigatory action taken by any Federal, State or local governmental authority in relation to the Merchandise or the Facilities.  In addition to the foregoing, C&S may engage, at its expense, an accredited independent auditor (such as Steritech) to audit the Facilities on a semi-annual basis, or a monthly basis if reasonably deemed necessary by C&S.  The cost of any accredited independent auditor shall be reimbursed by Penn Traffic to C&S if the audit reveals that Penn Traffic is not in compliance with any and all applicable Federal, State and local laws, regulations and rules applicable to the Facilities and the provision of the Services.  Such auditor shall use recognized standards and shall be certified in the areas of Good Manufacturing Practices (“GMP’s”), Good Agricultural Practices (“GAP’s”), Food Safety and Security, Hazard Analysis Critical Control Point (“HACCP”) and Total Quality Management Programs.  If C&S notifies Penn Traffic concerning any food safety and/or sanitation deficiencies, Penn Traffic shall take appropriate steps to correct the problem(s) within a reasonable period of time after being notified of such deficiencies, taking into account the seriousness and nature of the deficiencies.

9.5           Equipment. Unless specified otherwise here, all equipment, supplies and furnishings  necessary for Penn Traffic to operate the Facilities and perform the Services are the sole responsibility of Penn Traffic.  Penn Traffic is responsible for maintaining such equipment in good working order.

9.6           Capacity.  Penn Traffic has the necessary capacity, facilities, employees and capital to perform its obligations under this Agreement and such employees are legally authorized to work in the United States in compliance with all applicable federal, state and local laws.

9.7           Equipment and Software. Each party shall be responsible for its own administration, support, maintenance, software licensing and disaster recovery with respect to its systems.  C&S shall provide any IT equipment or software, and any administration, support, maintenance, software licensing or disaster recovery with respect thereto, required by any C&S personnel to perform C&S’s obligations under this Agreement.  Penn Traffic shall provide any IT equipment or software, and any administration, support, maintenance, software licensing or disaster recovery with respect thereto, required by any Penn Traffic personnel to perform Penn Traffic’s obligations under this Agreement.  Penn Traffic shall be responsible for developing the necessary interfaces and links so that its IT equipment and software can interface with C&S’s current systems.  C&S will develop the necessary interfaces and build links so that C&S’s inventory and billing systems are synchronized with Penn Traffic’s inventory and billing systems so that Penn Traffic can transmit and receive data consistent with C&S’s master inventory file.  [*].

9.8           Receivings.  Penn Traffic will receive all Merchandise on its loading docks consistent with Penn Traffic’s past practices.  C&S will create and send POs to Penn Traffic.  Penn Traffic will enter receivings into its warehouse management system.  Penn Traffic will adjust the POs to reflect what was received versus what was ordered and will send the adjusted POs back to C&S.   The parties agree to review receivings on at least a weekly basis.

* Material omitted and filed separately with the Securities and Exchange Commission pursuant to a request for confidential treatment under Rule 24b-2 of the Securities and Exchange Act of 1934, as amended.

9.9            Store Orders.  Penn Traffic will be responsible for the polling process and generating store selection orders.  Penn Traffic personnel will select orders, load and seal trucks, route and deliver the orders to the Wholesale Customers and any New Customers, all in the ordinary course of its business.

9.10            Billing.  Penn Traffic will issue the Weekly 3PL Statement (as defined herein) to C&S each Sunday (as indicated in Section 4 above) for the Services hereunder.  Further, if Penn Traffic collects any amounts from vendors or other third parties to which C&S is entitled with regard to the Merchandise, Penn Traffic will promptly notify C&S and reduce the next [*] or remit such funds to C&S within a reasonable period of time after receipt of such funds.

9.11            Inventory Responsibility.  Penn Traffic will maintain inventory, price maintenance and set-up maintenance, and handle all labeling, adjustments and substitutions.  Penn Traffic is responsible for inventory control at the Facilities.  The inventory procedures for the Facilities shall be Penn Traffic’s current procedures attached to the Supply Agreement Amendment as Schedule 12(b).  Penn Traffic agrees to observe a warehouseman’s duty of care under applicable New York and Pennsylvania law with respect to the Merchandise.  Notwithstanding anything to the contrary set forth herein, each party shall be responsible for its own leftover ad product and the disposition of unique items.  The parties will work together in good faith to allocate such leftover ad or unique items appropriately.

9.12           Risk of Loss. [*].

9.13           PACA.  The parties will work together to add any necessary language to the Weekly 3PL Statement (as defined herein), account statements, purchase orders, invoices or other documents and to take any other actions necessary to ensure that both parties are in compliance with PACA and that, with respect to PACA regulated commodities sold hereunder, C&S can preserve its rights to the PACA trust.

SECTION 10.    EMPLOYEES.

Penn Traffic and C&S are independent contractors.  Neither party has the right or power, express or implied, to do any act or thing that would bind the other party, except as expressly set forth herein.  All employees at or relating to the Facilities and all individuals otherwise employed by Penn Traffic, with the exception of the Wholesale Employees (collectively, the “Penn Traffic Employees”), are and will continue to be the employees solely of Penn Traffic.  In connection with the Penn Traffic Employees, Penn Traffic acknowledges that it is responsible for complying with all federal, state, and local common and statutory laws and regulations.  Nothing in this Agreement shall alter the status of the Penn Traffic Employees, and the Penn Traffic Employees shall not be considered or deemed in any way to be employees of C&S.  C&S shall not exercise any authority over the Penn Traffic Employees, including, but not limited to, selecting, engaging, fixing the compensation of, discharging and otherwise managing, supervising and controlling the Penn Traffic Employees and no joint employer relationship shall exist.  The Wholesale Employees will be the employees solely of C&S.  Penn Traffic shall not exercise any authority over the Wholesale Employees, including, but not limited to, selecting, engaging, fixing the compensation of, discharging and otherwise managing, supervising and controlling the Wholesale Employees and no joint employer relationship shall exist.  Penn Traffic acknowledges that the Wholesale Employees currently based in the Facilities as of the Closing will remain located in the Facilities unless and until C&S decides to change their location base.

SECTION 11.    INDEMNITY AND INSURANCE.

11.1            Indemnification. Without limiting any indemnification obligations set forth elsewhere in this Agreement, the parties agree as follows:

(a)           C&S.  C&S shall defend, indemnify and hold harmless Penn Traffic and its subsidiaries and affiliates, and its and their directors, officers, employees, servants, agents, successors and assigns from any and all third party losses, claims, charges and expenses including reasonable attorneys’ fees and costs of settlement (“Losses”) which are incurred by virtue of or result from (i) C&S’ business or other operations, incurring or accruing at any time (other than pursuant to the Related Agreements); (ii) the inaccuracy in or breach of any representation or warranty made by C&S in this Agreement; (iii) the non-fulfillment of any covenant, provision or agreement to be performed by C&S under this Agreement during the Term; or (iv) any claims for injury to person or damage to property arising out of or resulting from (A) acts or omissions of C&S, its employees, and agents in any manner relating to the procurement of, handling, storage, transportation or delivery to the Facilities (but only where C&S actually performed, or omitted to perform, such action itself) of the Merchandise or (B) the willful misconduct or negligent acts of C&S or its employees or agents; provided, however, this indemnification and hold harmless shall not apply to the extent of any claims arising from or as a result of the omission, willful misconduct or negligent acts of Penn Traffic, its employees or agents.  Whenever Penn Traffic receives notice of a claim or demand that would be covered by this provision, Penn Traffic shall in turn provide C&S with prompt written notice of such claim or demand and shall tender the defense and handling of such claim to C&S.

* Material omitted and filed separately with the Securities and Exchange Commission pursuant to a request for confidential treatment under Rule 24b-2 of the Securities and Exchange Act of 1934, as amended.

(b)           Penn Traffic.  Penn Traffic shall defend, indemnify and hold harmless C&S and its subsidiaries and affiliates, and its and their directors, officers, employees, servants, agents, successors and assigns from any and all third party Losses which are incurred by virtue of or result from (i) claims of entitlement to liens and/or ownership of C&S’s inventory in the Facilities; provided that this shall only apply to instances where C&S can demonstrate that such Losses resulted from Penn Traffic failing to fulfill an affirmative obligation to C&S; (ii) Penn Traffic’s business or other operations, incurring or accruing at any time, including, but not limited to, those relating to: (A) the Facilities or other Penn Traffic facilities, outside storage and any real estate leases; (B) environmental matters; (C) material handling and transportation equipment; (D) contractual obligations (other than this Agreement or any other agreement between Penn Traffic and C&S, except as set forth herein); (E) Penn Traffic Employees (including pension withdrawal liability); and (F) Penn Traffic’s Corporate Stores; (iii) the inaccuracy in or breach of any representation or warranty made by Penn Traffic in this Agreement; (iv) the non-fulfillment of any covenant, provision or agreement to be performed by Penn Traffic under this Agreement during the Term (including, but not limited to, adherence to the Delivery Schedule and the Pick-Up Schedule); or (v) any claims for injury to person or damage to property arising out of or resulting from (A) acts or omissions of Penn Traffic, its employees, and agents in any manner relating to the Services or (B) the willful misconduct or negligent acts of Penn Traffic, or its employees or agents; provided, however, this indemnification and hold harmless shall not apply to the extent of any claims arising from or as a result of the omission, willful misconduct or negligent acts of C&S, its employees or agents.  Whenever C&S receives notice of a claim or demand that would be covered by this provision or any other indemnification obligation herein, C&S shall in turn provide Penn Traffic with prompt written notice of such claim or demand and shall tender the defense and handling of such claim to Penn Traffic.

(c)           Product Liability.  Notwithstanding any provision to the contrary contained herein, with respect to product liability claims or claims arising in connection with any Merchandise delivered by Penn Traffic (or picked up by customers at the Facilities) pursuant to this Agreement (including liability for or claims of Infringement arising in connection with such products), the parties shall look to the manufacturer and/or vendor (or broker) of such product for any and all defense, indemnity or hold harmless claims.  If the manufacturer and/or vendor (or broker) is unable to provide such defense, indemnification or hold harmless, then C&S agrees to defend, indemnify and hold harmless Penn Traffic and its subsidiaries and affiliates, and its and their directors, officers, employees, servants, agents, successors and assigns from, against, and in respect of, any such claims, absent the gross negligence or willful misconduct of Penn Traffic.  For purposes of this Section, “Infringement” shall mean alleged or real infringement, of any trademark, patent, copyright or other intellectual property right.

11.2            Insurance.  During the Term, Penn Traffic shall maintain in place the insurance coverages required by Section 13.3 of the Supply Agreement Amendment, which are incorporated herein by reference.  In addition, Penn Traffic shall maintain Warehouse Legal Liability Insurance insuring Penn Traffic against liability for loss of or damage to freight while in the custody, possession or control of Penn Traffic, in customary and reasonable amounts and such policy shall not exclude coverage for fraud, dishonesty or criminal acts of Penn Traffic’s employees, agents, temporary labor associates, officers, and directors.

11.3             Survival.  Section 11.1 above shall survive termination of this Agreement.

SECTION 12.    TERMINATION.

12.1            Termination by C&S.

(a)            C&S may terminate this Agreement without cause upon at least three (3) months advance written notice to Penn Traffic; provided, that, any such termination without cause may not be effective prior to February 15, 2011.

(b)            C&S may terminate this Agreement for cause (i) if Penn Traffic fails to pay any undisputed amount or amounts cumulatively exceeding: (A) $[*] to C&S when due, under this Agreement or the TSA or (B) $[*] to C&S when due, under the Supply Agreement Amendment or any other agreement between Penn Traffic and C&S or their respective controlled affiliates or subsidiaries, and such failure continues for 1 business day (where banks in New York are legally open) after C&S has provided Penn Traffic written notice of such failure; (ii) if Penn Traffic has breached any material obligation (other than a payment obligation which is covered under (i) above) under this Agreement, and, if such breach is curable, remains uncured after thirty (30) days following written notice of such breach from C&S; or (iii) if C&S has terminated the TSA pursuant to Section 22(f) thereof, or the Supply Agreement Amendment pursuant to Section 14.1(a) thereof; (iv) if Penn Traffic has filed for bankruptcy protection or a  proceeding shall be instituted against Penn Traffic seeking to adjudicate it bankrupt or insolvent and such proceeding shall remain undismissed or unstayed for a period of 60 days, provided that C&S shall not terminate this Agreement in such an event if Penn Traffic is otherwise in compliance with the terms of this Agreement and Penn Traffic provides adequate assurance of future performance under this Agreement; or (v) if General Electric Capital Corporation or Kimco Capital Corp. or any other material credit or lending party has declared that Penn Traffic has committed an Event of Default as defined under its respective credit agreement with Penn Traffic and has ceased extending Penn Traffic credit, provided that C&S shall not terminate this Agreement in such an event if Penn Traffic is otherwise in compliance with the terms of this Agreement and Penn Traffic provides adequate assurance of future performance under this Agreement.  If C&S terminates this Agreement pursuant to this Section 12.1(b), (i) Penn Traffic shall pay any and all amounts outstanding, charges and fees incurred through termination, and (ii) C&S may, at its election, and after providing Penn Traffic with 1 business day (where banks in New York are legally open) enter Penn Traffic’s Facilities to remove its Merchandise at the Facilities, or to arrange for shipment of the Merchandise to a third party and Penn Traffic agrees to cooperate with C&S in its efforts to assemble and remove its Merchandise.  Upon C&S’s election, C&S may (but is not required to) offer all or a portion of the Merchandise to Penn Traffic for purchase by Penn Traffic, calculated at [*].  In the event that Penn Traffic declines such an offer from C&S, and C&S then sells, liquidates or otherwise disposes of the Merchandise first offered to Penn Traffic, Penn Traffic shall remain liable for any deficiency resulting from such sale, liquidation or disposition of the Merchandise as compared to the value of the Merchandise calculated at [*].  Penn Traffic shall pay any and all reasonable costs and expenses in conjunction with C&S’s retrieval of C&S’s Merchandise, as well as fulfill all other obligations stated herein.  The parties agree and acknowledge that the remedies under this section are nonexclusive, cumulative of and additional to all other rights or remedies in law or equity of C&S (including rights or remedies afforded to C&S under the Uniform Commercial Code (UCC)), including C&S’s right to seek and recover demonstrated lost profits for the remainder of the Term of the Agreement.  Further, all provisions surviving termination of this Agreement (such as an indemnification obligation) shall remain in full force and effect.

* Material omitted and filed separately with the Securities and Exchange Commission pursuant to a request for confidential treatment under Rule 24b-2 of the Securities and Exchange Act of 1934, as amended.

12.2            Termination by Penn Traffic.

(a)            Penn Traffic may terminate this Agreement without cause upon at least three (3) months advance written notice to C&S; provided, that, any such termination without cause may not be effective prior to February 15, 2011.

(b)           Penn Traffic may terminate this Agreement for cause (i) if C&S fails to pay any undisputed amount or amounts cumulatively exceeding: (A) $[*] to Penn Traffic when due, under this Agreement or the TSA, or (B) $[*] to Penn Traffic when due, under the Supply Agreement Amendment or any other agreement between Penn Traffic and C&S or their respective controlled affiliates or subsidiaries, and such failure continues for 1 business day (where banks in New York are legally open) after Penn Traffic has provided C&S written notice of such failure; (ii) if C&S has breached any material obligations (other than a payment obligation which is covered under (i) above) under this Agreement, and, if such breach is curable, remains uncured after thirty (30) days following written notice of such breach from Penn Traffic; (iii) if C&S has filed for bankruptcy protection or a proceeding shall be instituted against C&S seeking to adjudicate it bankrupt or insolvent and such proceeding shall remain undismissed or unstayed for a period of 60 days, provided that Penn Traffic shall not terminate this Agreement in such an event if C&S is otherwise in compliance with the terms of this Agreement and C&S provides adequate assurance of future performance under this Agreement; or (iv) any material credit or lending party has declared that C&S has committed an Event of Default as defined under its respective credit agreement with C&S and has ceased extending C&S credit, provided that Penn Traffic shall not terminate this Agreement in such an event if C&S is otherwise in compliance with the terms of this Agreement and C&S provides adequate assurance of future performance under this Agreement.  If Penn Traffic terminates this Agreement pursuant to this Section 12.2(b), C&S shall pay any and all amounts outstanding and charges and fees incurred through termination.  The parties agree and acknowledge that the remedies under this section are nonexclusive, cumulative of and additional to all other rights or remedies in law or equity of Penn Traffic (including rights or remedies afforded to Penn Traffic under the Uniform Commercial Code (UCC)), including Penn Traffic’s right to seek and recover demonstrated lost profits for the remainder of the Term of the Agreement.  Further, all provisions surviving termination of this Agreement (such as an indemnification obligation) shall remain in full force and effect.

12.3           Survival.  This Section 12 shall survive termination of this Agreement.

SECTION 13.    FORCE MAJEURE.  Neither party shall be liable in any respect for failures to perform hereunder directly resulting from acts of God, acts of terrorism, acts of civil or military authority, adverse weather, fires, floods, epidemics, quarantine restrictions, armed hostilities or riots.  In the event of any labor dispute, pickets, shut down, work stoppage or sit-in, the parties shall collectively work together to minimize the effects of any of the foregoing on the operation of the Wholesale Business.  In the event that the Services cannot be performed as a result of an event described in the two preceding sentences (each, a “Force Majeure”), (i) the affected provisions and other requirements of this Agreement shall be suspended during the period of such Force Majeure (and performance of the affected party shall be excused to the extent it is delayed, hindered or prevented by any such events), (ii) Penn Traffic shall immediately notify C&S of such event of Force Majeure and its estimated duration, (iii) C&S shall be entitled to acquire the Services from an alternative source, at its sole cost and expense, during the period of such Force Majeure, and (iv) C&S shall not be obligated to pay Penn Traffic for the Services during the period of such Force Majeure.[*]

SECTION 14.    NOTICES.  All notices hereunder shall be sent by telephone (confirmed immediately in writing), telex, facsimile copier or in writing and shall be deemed to have been duly given if hand-delivered or mailed by registered or certified mail, postage prepaid and addressed as follows, unless and until either party notifies the other in accordance with this Agreement of a change of address:

If to C&S:	C&S Wholesale Grocers, Inc.
7 Corporate Drive
Keene, NH 03431
Attn: Richard B. Cohen, Chief Executive Officer
Phone: (603) 354-4601
Fax: (603) 354-4692

With a copy to:

General Counsel
C&S Wholesale Grocers, Inc.
7 Corporate Drive
Keene, NH 03431
Phone: (603) 354-5885
Fax: (603) 354-4694

* Material omitted and filed separately with the Securities and Exchange Commission pursuant to a request for confidential treatment under Rule 24b-2 of the Securities and Exchange Act of 1934, as amended.

If to Penn Traffic:

The Penn Traffic Company
1200 State Fair Blvd.
Syracuse, NY 13221
Attn:  Gregory J. Young, Chief Executive Officer
Phone: (315) 461-2382
Fax:  (315) 461-2474

With a copy to:

General Counsel
The Penn Traffic Company
1200 State Fair Blvd.
Syracuse, NY 13221
Phone: (315) 461-2347
Fax: (315) 461-2532

SECTION 15.    MISCELLANEOUS.

15.1           No Agency.  Each party shall be an independent contractor hereunder, and this Agreement shall not be construed to create any other relationship between the parties, as principal and agent, employee and employer, joint venturers or otherwise. Except as expressly stated otherwise herein, neither party is authorized to enter into agreements for or on behalf of the other party, collect any obligation due or owed to the other party, accept service of process for the other party, or bind the other party in any manner whatsoever.

15.2           Severability.  Any term or provision of this Agreement that is held by a court of competent jurisdiction or other authority to be invalid, void or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction.

15.3           Interpretation.  Whenever the words “include,” “includes” or “including” are used in this Agreement they shall be deemed to be followed by the words “without limitation.”

15.4           Headings.  The headings preceding the text of the paragraphs and other headings of this Agreement and the schedules and exhibits hereto are for convenience of reference only and shall not be deemed part of or in any way affect the meaning or interpretation of this Agreement.

15.5           Binding Nature; Assignment.  Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by either party (whether by operation of law or otherwise) without the prior written consent of the other party hereto.  Notwithstanding the preceding sentence, either party may assign any or all of its rights and obligations hereunder to an Affiliate without the other party’s consent.  Subject to the foregoing consent rights, this Agreement shall be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and permitted assigns, as well as (i) any transferee in connection with a sale of all or substantially all of the assets of a party, (ii) any surviving corporation in any merger or consolidation in which a party is not the surviving corporation following such merger or consolidation, or (iii) either party upon any sale of a controlling equity, shareholder or other ownership interest in such party.

15.6           Applicable Law.  This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York, without regard to the principles of conflicts of laws thereof.

15.7           Entire Understanding.  This Agreement, together with the APA and Related Agreements, and the exhibits and schedules hereto and thereto, sets forth the entire agreement and understanding of the parties hereto in respect to the transactions contemplated hereby, and this Agreement, together with the APA and Related Agreements, and the exhibits and schedules hereto and thereto, supersede all prior agreements, arrangements and understandings relating to the subject matter hereof (including, without limitation, that certain letter agreement between C&S and Penn Traffic dated as of September 10, 2008, which is hereby terminated effective as of the date hereof) and are not intended to confer upon any other party other than the parties hereto any rights and remedies, claims or courses of action hereunder.

15.8           Counterparts and Execution.  This Agreement may be executed simultaneously in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same agreement and shall become effective when two or more counterparts have been signed by each of the parties and delivered to the other parties.  Any counterpart may be executed by facsimile signature and such facsimile signature shall be deemed an original.

15.9           Cooperation.  Penn Traffic and C&S agree to cooperate with each other and act in good faith to implement the provisions of this Agreement, including, without limitation, to affect a smooth, orderly and cost-efficient transfer of the Acquired Assets  to C&S.

15.10                      Corporate Authority.

(a)           Penn Traffic.  Penn Traffic is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware.  Penn Traffic has full corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated herein.  This Agreement is a valid and binding obligation of Penn Traffic, enforceable against Penn Traffic in accordance with its terms.

(b)           C&S.  C&S is a corporation duly organized, validly existing and in good standing under the laws of the State of Vermont.  C&S has full corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated herein.  This Agreement is a valid and binding obligation of C&S, enforceable against C&S in accordance with its terms.

15.11                      Customer Relationships; Confidential Information.

(a)           Relationships.  Penn Traffic shall (i) not impair C&S’s development of positive business relationships with the Wholesale Customers, any New Customers, the vendor community and all other third parties involved with or relating to the Wholesale Business, and (ii) promptly notify C&S upon the occurrence of an event which may result in a material adverse change in the Wholesale Business or C&S’s relationship with any Wholesale Customer or New Customer, including, but not limited to, complaints by Wholesale Customers or New Customers.  Prior to the first anniversary of the Closing Date, C&S shall provide Penn Traffic with prompt notice of any event which may result in a material adverse change in the Wholesale Business or C&S’s relationship with any Wholesale Customer or New Customer, including any complaints by or defaults in payment or performance by such Wholesale Customers or New Customer, or if such customer ceases to be supplied by C&S.  Following the first anniversary of the Closing Date, C&S shall provide Penn Traffic with prompt notice of any Wholesale Customer or New Customer that ceases to be supplied by C&S. The parties shall reasonably cooperate in resolving any customer complaints.   Penn Traffic will seek guidance, instruction and authorization from C&S as necessary or appropriate in connection with Penn Traffic’s provision of the Services.

(b)           Penn Traffic Confidentiality.  Penn Traffic acknowledges that disclosure to third parties of product cost, product specifications, wholesale information and other non-public business or financial information of C&S obtained by Penn Traffic in the course of this Agreement could have a substantial adverse effect on C&S.  Penn Traffic further acknowledges that such commercial information obtained by Penn Traffic regarding C&S’s wholesale operations is proprietary to C&S.  Penn Traffic agrees to maintain any such commercial information in strict confidence.  Penn Traffic agrees to restrict access to and use of any such commercial information to only those Penn Traffic employees deemed necessary to fulfill its responsibilities under this Agreement and further agrees to not disclose any such commercial information except as otherwise required by law.  If Penn Traffic is required by law to disclose any confidential information, Penn Traffic shall notify C&S and cooperate with C&S in its efforts to limit such disclosure or to seek confidential treatment with respect to all or a portion of such confidential information or to seek such a protective order or other remedy as may be available by law.

(c)           C&S Confidentiality.  C&S acknowledges that disclosure to third parties of service cost, service specifications, the terms of this Agreement and other non-public business or financial information of Penn Traffic obtained by C&S in the course of this Agreement could have a substantial adverse effect on Penn Traffic.  C&S further acknowledges that such commercial information obtained by C&S regarding Penn Traffic (or its affiliates or subsidiaries) logistics operations is proprietary to Penn Traffic.  C&S agrees to maintain any such commercial information in strict confidence.  C&S agrees to restrict access to any such commercial information to only those C&S employees deemed necessary to fulfill its responsibilities under this Agreement and further agrees to not disclose any such commercial information except as otherwise required by law.  If C&S is required by law to disclose any confidential information, C&S shall notify Penn Traffic and cooperate with Penn Traffic in its efforts to limit such disclosure or to seek confidential treatment with respect to all or a portion of such confidential information or to seek such a protective order or other remedy as may be available by law.

(d)           Audit Confidentiality.  Without limiting the above or any other terms of this Agreement, the reports, documents, information and materials provided to C&S  in connection with the access and audit provisions of Section 6 are highly confidential, non-public information which shall be protected from disclosure pursuant to Section 15.11(c) above.  In certain cases, notwithstanding the execution of this Agreement and the confidentiality obligations set forth herein, due to the sensitive nature of certain information and/or other confidentiality obligations of Penn Traffic, Penn Traffic may not disclose certain information to C&S in its original format.  It is the intent of the parties that to the extent Penn Traffic is prohibited or unwilling to share certain information due to its proprietary, confidential or sensitive nature, Penn Traffic will provide C&S with such information in a redacted or summary format (which is still subject to C&S' confidentiality obligation) and such redacted or summary format will be accepted by C&S.  Further, C&S agrees, upon Penn Traffic's request, to execute any confidentiality agreement in a form reasonably satisfactory to C&S.  In addition to the above, C&S understands and agrees that information related to  Costs and other non-public information related to Penn Traffic’s provision of the Services is highly sensitive and shall be subject to a heightened level of confidentiality and restricted access.  Accordingly, in order for Penn Traffic to agree to provide such confidential information, C&S agrees that it will allow access to such confidential information only to those C&S employees or third party agents who have a need to know such confidential information in connection with any C&S' audit.  All such confidential information may not be copied or reproduced by C&S in any form, and may only be used pursuant to the uses permitted hereunder.

15.12                      Relationship Managers. Each party will appoint an individual (each, a “Relationship Manager”) who, from the date of this Agreement until replaced by the appointing party, will serve as that party’s representative under this Agreement.    Each party will cause its Relationship Manager to (i) manage and coordinate the performance of that party’s obligations under this Agreement, and (ii) be authorized to act for and on behalf of such party with regard to all matters under this Agreement.  A party may only replace a Relationship Manager upon seven (7) days written notice to the other party.  As of the Closing, the Relationship Manager for Penn Traffic is Tim Cipiti and the Relationship Manager for C&S is Robert Chapman.

15.13                      [*]

[Remainder of Page Intentionally Blank]

[Signature Page Follows]

* Material omitted and filed separately with the Securities and Exchange Commission pursuant to a request for confidential treatment under Rule 24b-2 of the Securities and Exchange Act of 1934, as amended.

IN WITNESS WHEREOF, the parties have duly executed this Third Party Logistics Agreement under seal as of the date first above written.

THE PENN TRAFFIC COMPANY

By:
Name
Title

C&S WHOLESALE GROCERS, INC.

By:
Name
Title

LIST OF SCHEDULES

Schedule 3.2	P&L Statements

Schedule 3.4	Basis for [*]

Schedule 3.5	[*]

Schedule 4.1	Interim Budget

Schedule 6.6	Accounting and Reporting

Schedule 7.1(a)	Delivery Schedule

Schedule 7.1(b)	Store Polling Schedule

Schedule 7.1(c)	Pick-Up Schedule

Schedule 7 .1(d)	List of Delivery Level Reports